Exhibit 99.1

Impac Mortgage Holdings, Inc. Announces Results of Second Quarter 2015

Irvine, CA, August 6, 2015 — Impac Mortgage Holdings, Inc. (NYSE MKT: IMH) announces the financial results for the quarter ended June 30, 2015.  For the second quarter of 2015, the Company reported net earnings of $16.8 million or $1.33 per diluted common share, as compared to net earnings of $82 thousand or $0.01 per diluted common share for the second quarter of 2014 and net earnings of $34.0 million or $2.94 for the first quarter of 2015.

Results of Operations

(in thousands, except share data)

(unaudited)

	For the Three Months Ended			For the Six Months Ended
	June 30, 2015	March 31, 2015	June 30, 2014	June 30, 2015	June 30, 2014
Revenues:
Gain on sale of loans, net	$48,346	$37,398	$6,293	$85,744	$10,866
Real estate services fees, net	2,355	2,742	4,360	5,097	8,039
Servicing income, net	1,017	635	1,291	1,652	2,859
Loss on mortgage servicing rights	(2,790)	(6,568)	(1,564)	(9,358)	(2,541)
Other	156	136	121	293	1,507
Total revenues	49,084	34,343	10,501	83,428	20,730
Expenses:
Personnel expense	24,078	11,490	9,319	35,568	18,779
Business promotion	8,679	215	267	8,894	768
General, administrative and other	7,943	5,436	4,918	13,378	9,885
Accretion of contingent consideration	3,046	—	—	3,046	—
Change in contingent consideration	(11,326)	—	—	(11,326)	—
Total expenses	32,420	17,141	14,504	49,560	29,432
Operating income (loss):	16,664	17,202	(4,003)	33,868	(8,702)

Other income (expense):
Net interest income (expense)	959	1,058	(96)	2,016	(409)
Change in fair value of long-term debt	(1,544)	(7,116)	226	(8,661)	(424)
Change in fair value of net trust assets	802	(876)	4,711	(74)	7,749
Total other income (expense)	217	(6,934)	4,841	(6,719)	6,916
Net earnings (loss) before income taxes	16,881	10,268	838	27,149	(1,786)
Income tax expense (benefit)	71	(23,704)	756	(23,633)	1,098
Net earnings (loss)	$16,810	$33,972	$82	$50,782	$(2,884)

Diluted earnings (loss) per share	$1.33	$2.94	$0.01	$4.17	$(0.31)

During the second quarter of 2015, the Company recorded a change to the estimated contingent consideration liability to the seller of CashCall Mortgage (“CCM”) reducing the liability by $11.3 million.  The change in the contingent consideration is primarily due to lower estimated payments resulting from changes in assumptions based on current market conditions.

At March 31, 2015, associated with the CCM acquisition, we recorded an estimated contingent consideration liability of $124.6 million based on a valuation from an independent firm using certain assumptions of the future performance of the CCM division including origination volumes and gain on sale margins.  The contingent consideration liability primarily is related to the three year earn-out provision.  If any of the applied assumptions should change, GAAP requires us to update the contingent consideration liability to its estimated fair value at each reporting period and record any fair value changes as a component of operating income.  During the second quarter of 2015, with the expectation of ongoing volatility in gain on sale margins in the future, based on current market conditions, we updated certain assumptions resulting in lower future expected gain on sale revenue.  This resulted in reducing the contingent consideration liability by $11.3 million over the remaining earn-out period of 2 ½ years.

Beginning in the second quarter of 2015, we are required by GAAP to record an accretion of the contingent liability from the close of the transaction in March 2015 through the end of the earn-out period in 2017.  The accretion represents the time value of money or the “borrowing cost” of the liability during the earn-out period.  In the second quarter of 2015, accretion was recorded, thereby increasing the contingent consideration liability by $3.0 million.  We were not required to record accretion in the first quarter of 2015 as the acquisition transaction did not close until March 31, 2015, however the accretion will continue to be a charge against earnings in future quarters until the end of the earn-out period.

Both the change in the contingent consideration and related accretion are non-cash expenses and are not related to current operating results, but are required to be presented as components of operating income in accordance with GAAP.

Excluding the $11.3 million change in contingent consideration and the $3.0 million in accretion of the contingent consideration liability, net earnings before taxes for the second quarter of 2015 was $8.6 million as compared to net earnings before taxes of $10.3 million in the first quarter of 2015 primarily due to a decline in overall gain on sale margins.

For the second quarter of 2015, gain on sale of loans was $48.3 million as compared to $6.3 million in the second quarter of 2014 and $37.4 million in the first quarter of 2015.  As previously disclosed, the gain on sale revenue in the first quarter was reduced by the operating expenses of CCM as required in accordance with GAAP.   However, in the second quarter the operating expenses of CCM did not reduce gain on sale, and were recorded as expenses, as normally presented.  After adjusting for this difference in operating expenses, gain on sale margins declined to 186 bps from 230 bps in the first quarter.  The declines in gain on sale margin were predominantly in the CCM consumer direct channel, while in the business to business channels, wholesale and correspondent channels, saw a slight expansion of margins in the second quarter of 2015.  During the first quarter of 2015, mortgage interest rates were the lowest they have been since 2013 and during this low rate environment we earned higher margins.  However, in the second quarter of 2015 our overall gain on sale margins declined 19% or 44 bps primarily as a result of an increase of approximately 40 bps in mortgage interest rates resulting in reduced margins in the CCM consumer direct channel. The mortgage market is extremely volatile with respect to interest rates, which makes projections of origination volume and margins extremely difficult.

CCM uses a pricing and hedging strategy that focuses on creating long-term profitability, but sometimes results in short term volatility.  The hedging and pricing strategy could produce higher margins in a decreasing rate environment, but may result in short term volatility in gain on sale margins in an increasing rate environment as we saw in second quarter of 2015.  As a result of this pricing and hedging strategy, as interest rates fluctuate, we expect to continue to see this fluctuation in margins in the consumer direct channel.  However, we are also taking steps to reduce this volatility including the introduction of different loan products and geographic expansion, and the establishment of a 3rd party retention program which will create an additional source of revenue within the CCM channel. Over time, we expect this approach to produce less volatile longer term profitability for the Company.

The CCM consumer direct channel’s marketing strategy is to offer attractive mortgage loan interest rates through television and radio advertising to create lead generation for the call center.  In the second quarter of 2015, marketing expenses included in business promotion on the statement of operations increased as part of our efforts to develop a national advertising campaign to better leverage the “CashCall Mortgage” brand name, as we continue to expand our geographic marketing programs from CCM’s original 11 licensed states to 45 licensed states.

The increase in net earnings in the second quarter of 2015 as compared to the second quarter of 2014 was primarily due to an increase in operating income from additional volumes and net earnings of the acquired CCM division, as seen below.

Selected Operational Data

(in millions)

	Q2 2015	Q1 2015	% Change	Q2 2014	% Change
Wholesale Originations	$416.4	$281.7	48%	$180.6	131%
Correspondent Originations	$640.1	$596.4	7%	$271.4	136%
Retail Originations	$1,547.6	$1,534.7	1%	$13.2	11624%
Total Originations	$2,604.1	$2,412.8	8%	$465.2	460%

For the three months ended June 30, 2015, we originated and sold $2.6 billion and $2.7 billion of loans, respectively, as compared to $465.2 million and $449.5 million of loans originated and sold, respectively, during the same period in 2014, and $2.4 billion and $2.1 billion of loans originated and sold, respectively, during the first quarter of 2015.

During the second quarter, CCM continued to be the main driver of total originations representing approximately 59% or $1.5 billion of the $2.6 billion in total originations.   The wholesale channel increased 48% over the first quarter, representing approximately 16% or $416.4 million of total originations.  The correspondent division also had increased originations from the first quarter, representing $640.1 million or 25% of total originations.   Refinance originations were flat from the first quarter, however, in the wholesale and correspondent channels, purchase money volumes increased over 60% from the first quarter.  Subject to interest rates, we anticipate continued growth in wholesale and correspondent channels through the remainder of 2015.  The growth of CCM originations, which is more dependent on the refinance market, will be more reliant on geographic and product expansion, as well as interest rates.

Furthermore, during the second quarter of 2015, we successfully completed two financing transactions totaling $55 million.  In May of 2015, the Company announced that it had issued a $25 million convertible debt issuance.  Additionally, in June of 2015, the Company announced that it had entered into a $30 million credit facility with Macquarie Group.  This capital will be used to support warehouse haircut requirements associated with higher volumes of other products, and contingent consideration payments associated with the acquisition of CCM.  The Company’s current capital position allows for the continued growth of the mortgage lending platform, as well as providing the ability to selectively retain mortgage servicing rights.

As a result, as of June 30, 2015, the Company’s mortgage servicing portfolio increased to $4.1 billion, a 58% increase from March 31, 2015, which correspondingly increased our retained mortgage servicing rights to $44.2 million at June 30, 2015 as compared to $16.2 million at June 30, 2014.

Selected Operational Data

(in millions)

	6/30/2015	3/31/2015	% Change	6/30/2014	% Change
Mortgage Servicing Portfolio	$4,060.5	$2,577.1	58%	$1,571.9	158%

	6/30/2015	3/31/2015	% Change	6/30/2014	% Change
Mortgage Servicing Rights	$44.2	$26.7	66%	$16.2	173%

Mr. Joseph Tomkinson, Chairman and CEO of Impac Mortgage Holdings, Inc., commented, “Even though we saw a decline in operating income during the 2015 second quarter as compared to our first quarter, we are pleased with our CCM acquisition and the opportunity it affords us for future growth and profitability.”

Conference Call

The Company will hold a conference call on August 7th, at 9:00 a.m. Pacific Time (12:00 p.m. Eastern Time), to discuss the Company’s financial results and business outlook and to answer investor questions. After the Company’s prepared remarks, management will host a live Q&A session, to answer questions submitted via email. Please email your questions to Justin.Moisio@ImpacMail.com.  Investors may participate in the conference call by dialing (800) 671-7958, conference ID number 21773611, or access the web cast via our web site at http://ir.impaccompanies.com. To participate in the conference call, dial in 15 minutes prior to the scheduled start time. The conference call will be archived on the Company’s web site at http://ir.impaccompanies.com.

Forward-Looking Statements

This press release contains certain forward looking statements within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934. Forward looking statements, some of which are based on various assumptions and events that are beyond our control, may be identified by reference to a future period or periods or by the use of forward looking terminology, such as “may,” “capable,” “will,” “intends,” “believe,” “expect,” “likely,” “potentially”  “appear,” “should,” “could,” “seem to,” “anticipate,” “expectations,” “plan,” “ensure,” or similar terms or variations on those terms or the negative of those terms. The forward looking statements are based on current management expectations. Actual results may differ materially as a result of several factors, including, but not limited to the following:  failure to achieve the benefits expected from the acquisition of the CCM operations, including an increase in origination volume generally, increase in each of our origination channels and ability to successfully use the marketing platform to expand volumes of our other loan products; costs and difficulties related to the integration of the business and operations with the Company’s operations; whether the completion of the transaction will have a positive effect on the Company’s profitability or the accretive effect on the Company’s earnings that it expects; unexpected costs, liabilities, charges or expenses resulting from the transaction; successful development, marketing, sale and financing of new mortgage products, including the non-Qualified Mortgage and conventional and government loan programs; ability to increase our market share in the various residential mortgage businesses; volatility in the mortgage industry; unexpected interest rate fluctuations and margin compression; our ability to manage personnel expenses in relation to mortgage production levels; our ability to successfully use warehousing capacity; increased competition in the mortgage lending industry by larger or more efficient companies; issues and system risks related to our technology; more than expected increases in default rates or loss severities and mortgage related losses; ability to obtain additional financing through lending and repurchase facilities, debt or equity funding, strategic relationships or otherwise;  the terms of any financing, whether debt or equity, that we do obtain and our expected use of proceeds from any financing; increase in loan repurchase requests and ability to adequately settle repurchase obligations; failure to create brand awareness; the outcome, including any settlements, of litigation or regulatory actions pending against us or other legal contingencies; and our compliance with applicable local, state and federal laws and regulations and other general market and economic conditions.

For a discussion of these and other risks and uncertainties that could cause actual results to differ from those contained in the forward looking statements, see the annual and quarterly reports we file with the Securities and Exchange Commission. This document speaks only as of its date and we do not undertake, and specifically disclaim any obligation, to release publicly the results of any revisions that may be made to any forward looking statements to reflect the occurrence of anticipated or unanticipated events or circumstances after the date of such statements

About the Company

Impac Mortgage Holdings, Inc. (IMH or Impac) provides innovative mortgage lending and warehouse lending solutions, as well as real estate solutions that address the challenges of today’s economic environment.  Impac’s operations include mortgage and warehouse lending, servicing, portfolio loss mitigation and real estate services as well as the management of the securitized long-term mortgage portfolio, which includes the residual interests in securitizations.

For additional information, questions or comments, please call Justin Moisio, VP Investor Relations at (949) 475-3988 or email Justin.Moisio@ImpacMail.com. Web site: http://ir.impaccompanies.com or www.impaccompanies.com